EX-99.B-77G

SUB-ITEM 77G: Defaults on senior securities

1.	Simmons Bedding Co

Ivy High Income Fund

$1,000,000 7.875% Simmons Bedding Co bonds due 01/15/14
Cusip 828709AF2
This is a monetary default, with the default date of January 15, 2009
Amount of default per $1,000 face amount is $95
Total Amount of default is $95,156

2.	Inn of the Mountain Gods

Ivy High Income Fund

$1,500,000 12.00% Inn of the Mountain Gods bonds due 11/15/10
Cusip 45771VAB9
This is a monetary default, with the default date of June 15, 2009
Amount of default per $1,000 face amount is $105
Total Amount of default is $157,500

3.	CCH II, LLC

Ivy High Income Fund

$2,000,000 10.25% CCH II, LLC bonds due 09/15/10
Cusip 12502CAD3
This is a monetary default, bonds were purchased flat on June 8, 2009
Amount of default per $1,000 face amount is $56
Total Amount of default is $111,042

4.	Pilgrim's Pride

Ivy High Income Fund

$1,350,000 7.625% Pilgrim's Pride bonds due 05/01/15
Cusip 721467AE8
This is a monetary default, bonds were purchased flat on July 7, 2009
Amount of default per $1,000 face amount is $32
Total Amount of default is $42,891